As filed with the Securities and Exchange Commission on November 24, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
______________________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
______________________

TURBOSONIC TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	13-1949528
(State of incorporation)	(I.R.S. Employer
Identification Number)

550 Parkside Drive, Suite A-14
Waterloo, Ontario, Canada N2L 5V4
(Address of registrant's principal executive offices)
 ______________________

TURBOSONIC TECHNOLOGIES, INC. 2003 STOCK PLAN
(Full title of plan)

Patrick J. Forde
President
550 Parkside Drive, Suite A-14
Waterloo, Ontario, Canada N2L 5V4
(519) 885-5513
(Name, address and telephone number of agent for service)

With a copy to:

Ira I. Roxland, Esq.
Sonnenschein Nath & Rosenthal LLP
1221 Avenue of the Americas
New York, New York 10020
(212) 768-6700
Fax: (212) 768-6800
______________________

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Securities	Amount to	Offering Price	Aggregate Offering	Registration
to be Registered	be Registered	Per Share (2)	Price	Fee
Common Stock, $.10 par
value per share	500,000 shares (1)	$0.52	$260,000.00	$32.95

(1) Pursuant to Rule 416 under the Securities Act of 1933, this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c).

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by TurboSonic Technologies, Inc. (the "Registrant") with the Securities and Exchange Commission (Registration No. 0-21832) are incorporated herein by reference and made a part hereof:

(a) Registrant's Annual Report on Form 10-KSB for the year ended June 30, 2004, filed on September 28, 2004;

(b) Registrant's Quarterly Report on Form 10-QSB for the three months ended September 30, 2004, filed on November 3, 2004; and

(c) Registrant's Registration Statement on Form 8-A, containing a description of Registrant's common stock, par value $.10 per share, and any amendments or reports filed for the purpose of updating the description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities registered hereby have been sold or which deregisters such securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents, except for information furnished to the Commission that is not deemed to be "filed" for purposes of the Exchange Act (such documents, and the documents listed above, being hereinafter referred to as "Incorporated Documents"). Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Fifteenth Article of the Certificate of Incorporation, as amended, of the Registrant (the "Certificate of Incorporation") provides that Registrant shall, to the full extent permitted by Section 145 of the Delaware General Corporation Law, as amended ("DGCL"), indemnify all persons whom it may indemnify pursuant thereto. Article Fifteenth of the Certificate of Incorporation also provides that no director shall be liable to the Registrant or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except with respect to (1) a breach of the director's duty of loyalty to the Registrant or its stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) liability under Section 174 of the DGCL or (4) transactions from which the director derived an improper personal benefit, it being the intention of the foregoing provision to eliminate the liability of the Registrant's directors to the Registrant or its stockholders to the fullest extent permitted by Section 102(b)(7) of the DGCL.

Section 145 of the DGCL grants the Registrant the power to indemnify existing and former directors, officers, employees and agents of the Registrant who are sued or threatened to be sued because they are or were directors, officers, employees and agents of the Registrant.

Item 7. Exemption From Registration Claimed.

Not Applicable

Item 8. Exhibits.

4.1	Certificate of Incorporation of the Registrant (1)
4.2	Certificate of Amendment of Certificate of Incorporation of the Registrant(2)
4.3	Certificate of Correction of Certificate of Amendment of the Registrant (3)
4.4	Certificate of Designation, Number, Powers, Preferences and Relative, Participating, Optional and
Other Special Rights and the Qualifications, Limitations, Restrictions and Other Distinguishing
Characteristics of Special Voting Preferred Stock of the Registrant (2)
4.5	Bylaws, as amended, of the Registrant (2)
4.6	TurboSonic Technologies, Inc. 2003 Stock Plan (4)
5.1	Opinion of Sonnenschein Nath & Rosenthal LLP
23.1	Consent of Ernst & Young LLP
23.2	Consent of Sonnenschein Nath & Rosenthal LLP (reference is made to Exhibit 5.1 herein)
24	Power of attorney (comprises a portion of the signature page to this registration statement)

____________
(1) Filed on April 9, 1993 as an exhibit to the Registrant's Registration Statement on Form S-1 ( File No. 33-60856) and incorporated herein by reference.

(2) Filed on November 18, 1997 as an exhibit to the Registrant's Annual Report on Form 10-KSB for the year ended April 30, 1996 and incorporated herein by reference.

(3) Filed on September 30, 2002 as an exhibit to the Registrant's Annual Report on Form 10-KSB for the year ended June 30, 2002 and incorporated herein by reference.

(4) Filed on November 12, 2002 as Exhibit A to the Registrant's definitive proxy statement for the 2002 annual meeting and incorporated herein by reference.

Item 9. Undertakings.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Waterloo, Ontario, Canada, on November 23, 2004.

TurboSonic Technologies, Inc.

By: /s/ Patrick J. Forde
Patrick J. Forde
President

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints and hereby authorizes Edward F. Spink and Patrick J. Forde, severally, such person's true and lawful attorneys-in-fact, with full power of substitution or resubstitution, for such person and in such person's name, place and stead, in any and all capacities, to sign on such person's behalf, individually and in each capacity stated below, any and all amendments, including post-effective amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on the dates indicated.

Signatures	Capacity	Date

/s/ Edward F. Spink	Chairman of the Board of Directors and	November 23, 2004
Edward F. Spink	Chief Executive Officer
(Principal Executive Officer)

/s/ Patrick J. Forde	President, Secretary, Treasurer and Director	November 23, 2004
Patrick J. Forde	(Principal Financial and Accounting Officer)

/s/ Richard H. Hurd	Director	November 23, 2004
Richard H. Hurd

/s/ Donald R. Spink, Sr.	Director	November 23, 2004
Dr. Donald R. Spink, Sr.

/s/ Jonathan R. Lagarenne	Director	November 23, 2004
Jonathan R. Lagarenne

/s/ Frederick R. Berlet	Director	November 23, 2004
Frederick R. Berlet

/s/ Michael J. Widico	Director	November 23, 2004
Michael J. Widico